CONTACT: River Oaks Partnership Services, Inc.
         (888) 349-2005 (toll free)

FOR IMMEDIATE RELEASE


         DENVER, COLORADO, September 18, 2000-As previously announced, AIMCO Properties, L.P. is tendering for any and all units of limited partnership interest in the partnerships set forth below, subject to the terms of the respective Offers to Purchase (the "Offers"). AIMCO Properties, L.P. has extended the expiration date of each of the Offers. The expiration date for each of the Offers has been extended to 5:00 p.m., New York time, on Thursday, September 28, 2000. The Offers were previously scheduled to expire at 5:00 p.m., New York time, September 15, 2000.

         AIMCO Properties, L.P. has reported, based on information provided by the Information Agent for the Offer, that as of the close of business on September 14, 2000, the approximate number of units set forth below had been tendered pursuant to each of the Offers.

                                                  PURCHASE PRICE        NUMBER OF
         NAME OF PARTNERSHIP                         PER UNIT        UNITS TENDERED
         -------------------                      --------------     --------------
Angeles Income Properties Ltd. III                  $   49.31             1,942
Angeles Income Properties , Ltd. II                    165.00             2,059
Angeles Income Properties, Ltd. VI                     181.00             1,039
Angeles Partners VII                                   400.77               567
Angeles Partners XI                                    334.00             1,470
Angeles Partners XII                                   804.00             1,678
Century Properties Fund XIV                            169.00               995
Century Properties Fund XIX                            289.18             1,524
Century Properties Fund XV                             153.00               785
Century Properties Fund XVI                             46.00               976
Century Properties Fund XVII                           309.00               633
Consolidated Capital Institutional Properties 3        106.00             9,666
Consolidated Capital Properties 3                       37.08             2,053
Consolidated Capital Properties 4                      196.74             7,868
Consolidated Capital Properties 6                       11.67             3,479
Davidson Diversified Real Estate II                  4,228.00                26
Davidson Income Real Estate, LP                        409.00               606
Johnstown/Consolidated Income Partners                  29.00             2,032
National Property Investors III                        374.19               517
Shelter Properties IV Limited Partnership              574.10               978
Shelter Properties VI Limited Partnership              531.00             1,306

         For further information, please contact River Oaks Partnership Services, Inc. at (888) 349-2005 (toll free), which is acting as the Information Agent for the Offers.